Exhibit 99.1

MAD CATZ EXTENDS AND AMENDS WORKING CAPITAL CREDIT FACILITY

Maturity Extended to October 2015

San Diego – August 2, 2012 – Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE:MKT/TSX: MCZ), announced today that it has extended and amended its secured working capital credit facility with Wells Fargo Capital Finance LLC (“Wells Fargo”).

Darren Richardson, President and Chief Executive Officer of Mad Catz, commented, “We value our relationship with Wells Fargo and appreciate their long term support and confidence in Mad Catz. The amended credit facility provides the Company with the working capital and financial flexibility to continue pursuing our strategies for increasing shareholder value.”

At March 31, 2012, Mad Catz reported a net position of credit facility borrowings less cash of $14.2 million, compared to $15.5 million as of December 31, 2011 and $1.7 million at March 31, 2011.

The amendment reduces the interest rate from U.S. prime rate plus 2.00% to U.S. prime rate plus 0.50%, with the potential for further reductions subject to the Company’s performance. The credit limit of $30.0 million remains unchanged.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

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Safe Harbor

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

Source

Mad Catz Interactive, Inc.

Mad Catz:
Allyson Evans
Chief Financial Officer
alevans@madcatz.com or +1 (619) 683 9830

Investor Relations:
Joseph Jaffoni, Norberto Aja, Jim Leahy
J C I R
mcz@jcir.com or +1 (212) 835 8500

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